Exhibit 5.1

August 24, 2023

Applied Materials, Inc.

3050 Bowers Avenue, P.O. Box 58039

Santa Clara, California 95052-8039

Re: Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as special counsel to Applied Materials, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) relating to the registration of $350,000,000 of deferred compensation obligations (the “Obligations”) of the Company pursuant to the Applied Materials, Inc. 2016 Deferred Compensation Plan, as amended (the “2016 Plan”). The Obligations are unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the 2016 Plan.

This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion letter, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of:

(i) the Registration Statement, as filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act;

(ii) the amended and restated certificate of incorporation of the Company, as currently in effect;

(iii) the amended and restated by-laws of the Company, as currently in effect;

(iv) the 2016 Plan;

(v) resolutions adopted by the board of directors of the Company relating to, among other things, the filing of the Registration Statement; and

(vi) certificates of the assistant secretary of the Company.

August 24, 2023 Page 2

We have also examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed that the Company’s board of directors, or a duly authorized committee thereof, has approved or will have approved the grant of any Obligation prior to the grant thereof. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Obligations, when incurred pursuant to the terms of the 2016 Plan, will constitute the valid and legally binding obligations of the Company.

The foregoing opinion is based upon and limited to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the laws of the State of California, and we express no opinion with respect to any other laws, including, in the case of the State of California, as to any matters of municipal law or the laws of any local agencies within any state. Our opinion is based upon our consideration of only those statutes, regulations and reported decisional law that in our experience are normally applicable to deferred compensation plans. We are not providing an opinion as to (i) the applicability of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) to the 2016 Plan, (ii) whether the 2016 Plan is being operated in accordance with ERISA, to the extent applicable, or (iii) whether the employees who have been selected pursuant to the terms of the 2016 Plan to participate in the plan would constitute a “select group of management or highly compensated employees” within the meaning of ERISA.

Our opinion is subject to the effect of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, or other similar laws relating to or affecting the rights or remedies of creditors generally, (ii) the application of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith, and fair dealing, regardless of whether enforcement is considered in proceedings at law or in equity), and (iii) applicable law and public policy with respect to rights to indemnity and contribution. In addition, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. In addition, we express no opinion with respect to any obligations or liabilities of any other person or entity under the 2016 Plan. We further express no opinion with respect to the obligations or liabilities of the Company, or any other person or entity, under any trust agreement entered into or that may be entered into in connection with the 2016 Plan, and we express no opinion with respect to the applicability to, or the effect on, any such trust agreement of ERISA or any other laws.

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We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Winston & Strawn LLP
Winston & Strawn LLP